                                                                  EXHIBIT 10 (C)

                                EATON CORPORATION
                         2007 ANNUAL REPORT ON FORM 10-K
                                   ITEM 15 (B)

                            SHARE PURCHASE AGREEMENT

                                     between

                               Green Beta S.a.r.l.

                                       and

                     Blitz F07-einhundert-achtzig-sechs GmbH

                                       and

                                Eaton Corporation

                             dated December 20, 2007

      regarding the sale and purchase of all shares in Moeller Holding GmbH and all Shareholder Loans given to Moeller Group

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                                                                               2


                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
RECITALS....................................................................................................     7

SECTION 1 SALE AND PURCHASE OF THE SOLD SHARES AND THE SHAREHOLDER LOANS....................................     8
1.1    AGREEMENT TO SELL AND PURCHASE THE SOLD SHARES.......................................................     8
1.2    AGREEMENT TO SELL AND PURCHASE THE SHAREHOLDER LOANS.................................................     8
1.3    TRANSFER OF SOLD SHARES AND SHAREHOLDER LOANS........................................................     8
1.4    EFFECTIVE DATE; DIVIDEND RIGHTS......................................................................     8

SECTION 2 PURCHASE PRICE; RELATED PARTY DEBT................................................................     9
2.1    PURCHASE PRICE.......................................................................................     9
2.2    SHAREHOLDER LOAN PURCHASE PRICE......................................................................     9
2.3    PAYMENTS AT CLOSING..................................................................................     9
2.4    MODE OF PAYMENT; DEFAULT; SET-OFF....................................................................     9
2.5    SHAREHOLDER LOAN PURCHASE PRICE, EXISTING BANK DEBT AMOUNT AND SECURITY RELEASE......................    10

SECTION 3 CLOSING...........................................................................................    12
3.1    PLACE AND TIME OF CLOSING............................................................................    12
3.2    CONDITIONS TO CLOSING................................................................................    12
3.3    MERGER CONTROL PROCEEDINGS; OTHER REGULATORY REQUIREMENTS; RIGHTS TO WITHDRAW........................    14
3.4    ACTIONS ON THE CLOSING DATE..........................................................................    15

SECTION 4 REPRESENTATIONS OF SELLER.........................................................................    17
4.1    SOLD SHARES..........................................................................................    17
4.2    AUTHORIZATION OF SELLER..............................................................................    18
4.3    NO OTHER REPRESENTATIONS OR WARRANTIES...............................................................    18

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                                                                               3


SECTION 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND GUARANTOR.........................................    19
5.1    AUTHORIZATION OF PURCHASER AND GUARANTOR.............................................................    19
5.2    FINANCIAL CAPABILITY.................................................................................    20

SECTION 6 COVENANTS.........................................................................................    20
6.1    CONDUCT OF BUSINESS PRIOR TO CLOSING.................................................................    20
6.2    ACCESS TO INFORMATION BEFORE CLOSING.................................................................    24
6.3    NO SHOP..............................................................................................    24
6.4    DISCONTINUATION OF RELATED PARTY AGREEMENTS AND HEDGE AGREEMENTS.....................................    25
6.5    NO ALTERATION OF 2005 SPA CLAIMS.....................................................................    25
6.6    USE OF FUNDS ON HOLDING ACCOUNT......................................................................    25
6.7    FURTHER ASSURANCES; COOPERATION......................................................................    26

SECTION 7 NO LEAKAGE........................................................................................    27
7.1    UNDERTAKING..........................................................................................    27
7.2    DEFINITIONS..........................................................................................    28

SECTION 8 REMEDIES..........................................................................................    30
8.1    REMEDIES FOR INCORRECTNESS OF REPRESENTATIONS AND BREACHES OF COVENANTS AND OTHER AGREEMENTS
       BY SELLER............................................................................................    30
8.2    DISCLOSED OR KNOWN MATTERS...........................................................................    31
8.3    THRESHOLDS AND AGGREGATE AMOUNTS OF SELLER'S LIABILITY...............................................    32
8.4    LIMITATION PERIOD....................................................................................    32
8.5    INDEMNIFICATION PROCEDURES...........................................................................    33
8.6    EXCESS RECOVERY......................................................................................    34
8.7    NO ADDITIONAL RIGHTS OR REMEDIES OF PURCHASER........................................................    35
8.8    NO DOUBLE INDEMNIFICATION............................................................................    35
8.9    PURCHASER AND SELLER RELEASE.........................................................................    36

SECTION 9 GUARANTEE.........................................................................................    37

SECTION 10 MISCELLANEOUS....................................................................................    37
10.1   NOTICES..............................................................................................    37

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                                                                               4


10.2   PUBLIC DISCLOSURE; CONFIDENTIALITY...................................................................    39
10.3   COSTS AND EXPENSES...................................................................................    39
10.4   ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS.............................................................    39
10.5   ASSIGNMENTS; THIRD PARTY BENEFICIARIES...............................................................    40
10.6   GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS......................................................    40
10.7   INTERPRETATION.......................................................................................    41
10.8   DEFINITIONS..........................................................................................    42
10.9   SEVERABILITY.........................................................................................    42

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                                                                               5


                                LIST OF EXHIBITS

EXHIBIT R.2           Shareholder Loans
EXHIBIT R.3           Entities of the Group
EXHIBIT 2.5(A)        Letters of Facility Agents
EXHIBIT 3.2(A)        Required Merger Control Approvals
EXHIBIT 3.2(B)        Iranian Assets
EXHIBIT 3.4(E)(I)     Form of Share Transfer Agreement
EXHIBIT 3.4(E)(II)    Form of Shareholder Loan Transfer Agreement
EXHIBIT 3.4(F)(II)    List of Resigning Persons
EXHIBIT 3.4(F)(III)   Leakage Certificate
EXHIBIT 4.3           Engagement Letters, Due Diligence Reports,
                      Reliance Letters etc. providing for rights of Purchaser
EXHIBIT 6.1(C)(VI)    Permitted Actions until Closing
EXHIBIT 6.4           Related-Party Agreements
EXHIBIT 6.5           Changes to SPA Claims
EXHIBIT 7.1(B)        Related Partner Undertaking
EXHIBIT 7.2(B)(I)     Permitted Leakage Agreements
EXHIBIT 7.2(B)(II)    Names of Employees
EXHIBIT 10.8          List of Definitions


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                                                                               6


This share purchase agreement (this "AGREEMENT") is entered into on this 20th day of December 2007 by and between

(1) Green Beta S.a r.l., a company with limited liability (societe a responsabilite limitee) under Luxembourg law, with its registered office at 5 rue Guillaume Kroll, L-1882 Luxembourg and registered at the commercial register under number B 109.245

                                                                      -"SELLER"-

                               -on the one hand-

                                       and

(2) Blitz F07-einhundert-achtzig-sechs GmbH (to be renamed into Eaton Green Holding GmbH), Frankfurt am Main, a company with limited liability, registered with the commercial register Frankfurt am Main, HRB 81181,

                                                                   -"PURCHASER"-

                                       and

(3) Eaton Corporation, a corporation under the laws of Ohio, with its chief executive office at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114, USA,

                                                                   -"GUARANTOR"-

                              -on the other hand-

- The parties listed under nos. (1) through (3) hereinafter jointly also referred to as the "PARTIES" and individually as a "PARTY" -

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                                                                               7


                                    RECITALS

1. Moeller Holding GmbH, a German limited liability company, is registered with the commercial register of the local court of Bonn under HRB 13984 (the "TARGET"). Seller owns 100% of the Target's registered share capital of EUR 1,000,000, which comprises one share in the nominal amount of EUR 24,000, one share in the nominal amount of EUR 1,000 and one share in the nominal amount of EUR 975,000 (the three shares are together hereinafter referred to as the "SOLD SHARES").

2. Prior to the date hereof Seller has granted loans under which Target is the borrower. The parties to these loans, the date of the relevant loan agreements, the principal and the accrued interest outstanding under the shareholder loans as at the Effective Date as well as the interest rate are set forth under EXHIBIT R.2 (the "SHAREHOLDER LOANS").

3. The Target is a holding company of a group which is one of the leading, globally active suppliers of systems and components concerned with power distribution and automation in industrial, infrastructure and residential building applications. The Target, directly or indirectly, owns the shares/interests in the entities set out in EXHIBIT R.3. The Target and the subsidiaries set out in Exhibit R.3 are collectively referred to herein as the "GROUP". The business of the Group, taken as a whole, is hereinafter referred to as the "BUSINESS".

4. Seller and its affiliates with the exception of any member of the Group, are referred to herein as the "SELLER GROUP".

5. Seller wishes to divest the Group and Purchaser wishes to acquire Seller's interests in the Group, by purchasing and acquiring, with effect from the Effective Date (as defined below), 100% of the Target's share capital and all the Shareholder Loans, and to consummate the other transactions contemplated in this Agreement in connection therewith.

NOW, THEREFORE, the Parties agree as follows:

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                                                                               8


                                    SECTION 1
         SALE AND PURCHASE OF THE SOLD SHARES AND THE SHAREHOLDER LOANS

1.1  AGREEMENT TO SELL AND PURCHASE THE SOLD SHARES

     Subject to the terms and conditions set forth herein, Seller hereby sells (verkauft) to Purchaser, and Purchaser hereby purchases (kauft) from Seller, the Group through a sale and purchase of the Sold Shares.

1.2  AGREEMENT TO SELL AND PURCHASE THE SHAREHOLDER LOANS

     Subject to the terms and conditions set forth herein, Seller hereby sells (verkauft) to Purchaser, and Purchaser hereby purchases (kauft) from Seller, the Shareholder Loans including all rights thereunder.

1.3  TRANSFER OF SOLD SHARES AND SHAREHOLDER LOANS

     At the Closing, Seller shall transfer to Purchaser and Purchaser shall accept the transfer of the Sold Shares and Shareholder Loans in accordance with Section 3.4(e)(i) and (ii).

1.4  EFFECTIVE DATE; DIVIDEND RIGHTS

     The Sold Shares and the Shareholder Loans shall be sold and transferred to Purchaser with economic effect as of 31 October 2007, 24:00 hours (the "EFFECTIVE DATE"), with all rights and obligations pertaining thereto, including with respect to the Sold Shares the right to receive all dividends after the Effective Date and together with all rights to dividends for all fiscal years ended before the Effective Date and for the time period between the end of the last fiscal year ended on 30 April 2007 and the Effective Date to the extent such dividends have not been distributed prior to the Effective Date, and with respect to the Shareholder Loans to receive any accrued but unpaid interest as of the Closing Date.

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                                                                               9


                                    SECTION 2
                       PURCHASE PRICE; RELATED PARTY DEBT

2.1  PURCHASE PRICE

     The purchase price for the Sold Shares (the "PURCHASE PRICE") shall be the sum of EUR 685,712,888.00 (in words: Euro six hundred eighty five million seven hundred twelve thousand eight hundred eighty eight) plus interest thereon at the rate of 5 per cent per annum, from (but excluding) the Effective Date to (but including) the Closing Date.

2.2  SHAREHOLDER LOAN PURCHASE PRICE

     The aggregate purchase price for the Shareholder Loans (the "SHAREHOLDER LOAN PURCHASE PRICE") shall amount to EUR 65,459,895.00 (in words: Euro sixty five million four hundred fifty nine thousand eight hundred ninety five), which amount includes the aggregate unpaid interest accrued up to (and including) the Effective Date, plus any unpaid interest thereon at the rate agreed in the Shareholder Loans from (but excluding) the Effective Date to (but including) the Closing Date.

2.3  PAYMENTS AT CLOSING

     At Closing Purchaser shall pay to Seller

          (i)  the Purchase Price, and

          (ii) the Shareholder Loan Purchase Price.

2.4  MODE OF PAYMENT; DEFAULT; SET-OFF

     (a) Any payment to be made under this Section 2 shall be made in Euro by irrevocable wire transfer of immediately available funds to a bank account as designated by Seller at least five Business Days prior to the Closing Date.

     (b) The payment shall be deemed to have been duly made only upon the unconditional and irrevocable crediting of the amounts payable (without any deduction for taxes, costs or charges) to the relevant bank account on, and as of a value date no later than, the relevant due date.

     (c) Any failure by Purchaser to make any payment pursuant to this Section 2 when it falls due shall result in Purchaser's immediate default (Verzug), without any notice (Mahnung) by the other Party being required. Without prejudice to (unbeschadet) any other rights Seller may have in a case of a default in accordance with this Agreement or statutory law, any amount unpaid pursuant

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                                                                              10


          to this Section 2 shall carry interest at the statutory rate pursuant to section 288 subsection 2 of the German Civil Code (Burgerliches Gesetzbuch), as from and including the date of default until the date when the overdue amount is paid (calculated daily on the basis of a year of 360 days and payable at the same time as the payment to which it relates).

     (d) Purchaser shall not be entitled to exercise any right of set-off (Aufrechnung) or retention right (Zuruckbehaltungsrecht) with respect to its payment obligations pursuant to this Section 2.

2.5 SHAREHOLDER LOAN PURCHASE PRICE, EXISTING BANK DEBT AMOUNT AND SECURITY RELEASE

     (a) Attached hereto as EXHIBIT 2.5(A) are letters (i) from the facility agent under the Senior Facilities Agreement specifying the aggregate of all amounts repayable under the Senior Facilities Agreement and
          (ii) from the facility agent under the Mezzanine Facilities Agreement, specifying the aggregate of all amounts repayable under the Mezzanine Facilities Agreement, including in each case principal, accrued interest, but excluding commissions, fees, costs, prepayment penalties and expenses, all as at the Effective Date and as of December 18, 2007, whether due or not due;

     (b) No later than the fourth Business Day prior to the Closing Date, Seller shall

          (i)  notify Purchaser of the Existing Bank Debt Amount.

     (c)  On or before the Closing Date, Seller shall

          (i) provide the Purchaser with the following executed documents in form and substance reasonably satisfactory to the Purchaser:

               (x) a security release document, signed by the security trustee under the Senior Facilities Agreement by which this security trustee releases, waives or retransfers, as appropriate, any and all security and collateral taken by it or on behalf of the lenders under the Senior Facilities Agreement, subject only to the condition precedent of the payment of the Existing Senior Bank Debt Amount (to be specified in EUR or other denominations of the Existing Senior Bank Debt Amount) into an account of the facility agent under the Senior Facilities Agreement to be specified in the security release document, and payment of the

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                                                                              11


                    Purchase Price and the Shareholder Loan Purchase Price, if so requested by the security trustee; and

               (y) a security release document, signed by the security trustee under the Mezzanine Facilities Agreement, by which this security trustee under the Mezzanine Facilities Agreement releases, waives or retransfers, as appropriate, any and all security and collateral taken by it or on behalf of the lenders under the Mezzanine Facilities Agreement, subject only to the condition precedent of the payment of the Existing Mezzanine Bank Debt Amount (to be specified in EUR or other denominations of the Existing Senior Bank Debt Amount) into an account of the facility agent under the Mezzanine Facilities Agreement to be specified in the security release document, and payment of the Purchase Price and the Shareholder Loan Purchase Price, if so requested by the security trustee;

               (z) a confirmation from the banks and agents being parties to the inter-creditor agreement to the effect that upon payment of the amounts referred to in (x) and (y) the inter-creditor agreement will terminate or the Target and the Group shall be released from all obligations thereunder.

     (d)  Definitions:

          (i) "CONDITIONAL RELEASE AGREEMENTS" means, collectively, the security release documents to be executed in accordance with
                Section 2.5 (c) above;

          (ii) "EXISTING BANK DEBT AMOUNT" means the aggregate of the Existing Senior Bank Debt Amount and the Existing Mezzanine Bank Debt Amount;

          (iii) "EXISTING MEZZANINE BANK DEBT AMOUNT" means the aggregate of all amounts repayable under the Mezzanine Facilities Agreement, including principal, accrued interest, commissions fees, costs, prepayment penalties and expenses, as at the scheduled Closing Date;

          (iv) "EXISTING SENIOR BANK DEBT AMOUNT" " means the aggregate of all amounts repayable under the Senior Facilities Agreement, including principal, accrued interest, commissions fees, costs, prepayment penalties and expenses, as at the scheduled Closing Date;

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                                                                              12


          (v) "MEZZANINE FACILITIES AGREEMENT" means the Mezzanine Facility Agreement dated 9 September 2005 (as amended on 7 June 2006 and 27 November 2006) between Moeller Holding GmbH (previously known as Ganymed 347 VV GmbH) as Borrower and Guarantor, Lehman Brothers International (Europe) as Facility Agent and Security Trustee and the Mezzanine Lenders (as defined therein);

          (vi) "SENIOR FACILITIES AGREEMENT" means the Senior Facilities Agreement dated 20 July 2005 (as amended on 9 September 2005, 7 June 2006 and 29 November 2006) between Moeller Holding GmbH (previously known as Ganymed 347 VV GmbH) as Borrower and Guarantor, Mizuho Corporate Bank, Ltd. as Facility Agent, Issuing Bank and Security Trustee and the Senior Lenders (as defined therein).

     (e) If Seller's obligations pursuant to Section 2.5 (b) have not been fulfilled on the seventh Business Day from the date of the fulfillment of the conditions to Closing pursuant to Section 3.2 of this Agreement, Purchaser shall be entitled to withdraw (zurucktreten) from this Agreement by giving written notice to Seller. The provisions of
          Section 3.3(d), last sentence, shall apply.

                                    SECTION 3
                                     CLOSING

3.1  PLACE AND TIME OF CLOSING

     The consummation of the transactions contemplated by this Agreement as set forth in Section 3.4 (the "CLOSING") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, An der Welle 5, 60322 Frankfurt am Main, at 10:00 a.m. local time on the tenth Business Day after the day on which the conditions set forth in Section 3.2 (Conditions to Closing) are met or at such other time or place as Seller and Purchaser may agree. The date on which the Closing shall take place is referred to herein as the "CLOSING DATE", provided that Seller must have fulfilled all of its pre-closing obligations under Section 2.5 (b).

3.2  CONDITIONS TO CLOSING

     The obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction of the following conditions precedent:

     (a) The merger control authorities specified in EXHIBIT 3.2(A) have cleared the transactions contemplated by this Agreement or the relevant waiting periods have elapsed without these transactions having been prohibited.

     (b) With respect to the assets, liabilities or contractual relationships specified in EXHIBIT 3.2(B) (collectively the "IRANIAN ASSETS") either:

          (i) Purchaser has received authorization from the U.S. Department of Treasury, Office of Foreign Assets Control ("OFAC") to sell or otherwise dispose of the Iranian Assets; or

          (ii) the Iranian Assets have been disposed of by the Group in accordance with terms and conditions Seller believes to be commercially reasonable, and Seller has provided Purchaser with documentation evidencing such disposal.

          Purchaser shall promptly after the signing of this Agreement seek authorization from OFAC to sell or otherwise dispose of the Iranian Assets after the Closing Date by filing a respective license request. Purchaser shall give the Seller and its counsel a reasonable opportunity to review and comment on the License Request (including any amendment or supplement thereto) prior to the filing thereof with OFAC. Purchaser shall promptly provide the Seller and its counsel with a copy (or if oral, a description) of any comments received by Purchaser (or by counsel to Purchaser) from OFAC or its staff with respect to the License Request. Purchaser shall give Seller and its counsel a reasonable opportunity to review and comment on any response to such comments proposed to be provided to OFAC or its staff. Purchaser shall not cause any delay in obtaining from OFAC the necessary authorization to sell or otherwise dispose of the Iranian Assets. Purchaser shall promptly respond to (i) any comments of OFAC or its staff with respect to the License Request and (ii) any requests of OFAC or its staff for additional information or documentation. Seller shall procure that the Purchaser receives the information and/or documentation required to be included in the License Request and/or otherwise necessary for Purchaser to obtain from OFAC the authorization to sell or otherwise dispose of the Iranian Assets after the Closing Date.

     (c) No enforceable judgment, injunction, order or decree by any court or governmental authority in the European Union, the United States or any other jurisdiction shall prohibit the consummation of the Closing in accordance with this Agreement and no application for the granting of any judgment, injunction, order or decree of the aforementioned kind is pending before any court or governmental authority.

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                                                                              14


3.3  MERGER CONTROL PROCEEDINGS; OTHER REGULATORY REQUIREMENTS; RIGHTS TO
     WITHDRAW

     (a) Purchaser (and, to the extent any filing also has to be made by Seller under applicable law, Seller) shall ensure that any filings necessary in connection with any merger control clearance referred to in Section 3.2(a) and any other filings with, or notifications to, any governmental authority required in connection with this Agreement will be made without undue delay, but no later than January 31, 2008, except that with respect to the European Commission a draft filing for discussions with the European Commission shall have been submitted by such date and provided that the actual filing will be made as soon as possible after the pre-filing discussions with the European Commission have been completed.

     (b) In order to obtain all requisite approvals for the transactions contemplated by this Agreement under merger control laws, Purchaser and Seller shall, and Seller shall procure that each member of the Group shall, (i) reasonably cooperate in all respects in the preparation of any filing or notification and in connection with any submission, investigation or inquiry, (ii) supply to any competent authority as promptly as practicable any additional information requested pursuant to any applicable laws and take all other procedural actions required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire,
          (iii) promptly provide each other with copies of any written communication received or sent (or written summaries of any non-written communication) in connection with any proceeding and (iv) absent objection from the relevant authority give each other and their respective advisors the opportunity to participate in all meetings and conferences with any competent authority. In addition, Purchaser undertakes to

          (i) provide the Seller (or advisers nominated by the Seller) with draft copies of all submissions and communications to governmental or regulatory bodies in relation to satisfaction of the conditions in Section 3.2. The Purchaser shall provide such copies at such time as will allow the Seller (or their nominated advisers) a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and provide the Seller (or their nominated advisers) with copies of all such submissions and communications in the form submitted or sent;

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                                                                              15


          (ii) disclose in writing to Seller immediately upon becoming aware of anything which may prevent any of the conditions in Section 3.2 from being satisfied;

          (iii) immediately, but not later than within one Business Day of any of the conditions in Section 3.2 being satisfied, notify the Seller.

     (c) Purchaser shall comply with any obligations or conditions (Auflagen und Bedingungen) or other agreements, including such disposals of assets, offer or give such undertakings, as required by any competent merger control authority at any time during their review as a condition to the clearance of the transactions contemplated hereby at such time and shall take any other steps or actions as may be necessary to obtain each consent, approval or waiver or eliminate each and every impediment to the contemplated transaction under any antitrust, competition or trade regulation law. For the avoidance of doubt, the acceptance of any such obligations or conditions by the Purchaser shall not in any way affect the Purchase Price or the Shareholder Loan Purchase Price or any obligations of the Purchaser hereunder.

     (d) If the conditions to Closing pursuant to Section 3.2 have not been fulfilled on 31 May 2008, Seller, and if the conditions to Closing pursuant to Section 3.2 have not been fulfilled on 31 July 2008, Purchaser shall be entitled to withdraw (zurucktreten) from this Agreement by giving written notice to the other Party, however the right to terminate under this Section shall not be available to a Party if such Party's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such day. Upon termination of the Agreement, all rights and obligations of all Parties hereunder shall terminate without any liability of any Party to the other Party (other than for breach of this Section 3 prior to such termination), provided, however, that the confidentiality agreement dated 1 November 2007 (the "CONFIDENTIALITY AGREEMENT") shall remain in full force and effect as if this Agreement had not been entered into and further provided that Section 10 shall remain in force in accordance with its terms.

3.4  ACTIONS ON THE CLOSING DATE

     On the Closing Date, Seller and Purchaser shall take the following actions, or cause those actions to be taken:

     (a) Purchaser shall make the payments required in accordance with Sections 2.3.

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                                                                              16


     (b) Purchaser shall transfer, for the account of the Target, the Existing Bank Debt Amount by wire transfer into the agency accounts specified in the Conditional Release Agreements.

     (c)  Sellers shall provide the duly executed Conditional Release
          Agreements.

     (d) Seller shall provide Purchaser and the Target with written receipts from the facility agents under the Senior Facilities Agreement and the Mezzanine Facilities Agreement, respectively, of the receipt of the Existing Senior Bank Debt Amount and the Existing Mezzanine Bank Debt Amount and confirmations from the security trustees under the Senior Facilities Agreement and the Mezzanine Facilities Agreement, respectively, that any and all conditions for the effectiveness under the Conditional Release Agreements, of the releases, waivers and retransfers of security have been satisfied.

     (e)  Seller and Purchaser shall

          (i) execute a share transfer agreement regarding the Sold Shares substantially in the form as attached hereto as EXHIBIT 3.4(E)
                (I); and

          (ii) execute a transfer agreement regarding the Shareholder Loans substantially in the form as attached hereto as EXHIBIT 3.4(E)
                (II), provided that Purchaser may request that any of its Affiliates may enter into this transfer agreement as transferee.

     (f)  Seller shall deliver

          (i) a copy of the minutes of the general meeting of shareholders of the Target approving the transfer of the Shares in accordance with German company law;

          (ii)  the resignation letters (effective at or prior to the Closing
                Date) of the persons listed in EXHIBIT 3.4(F)(II) including an unconditional and unlimited waiver by such persons of any and all claims against the members of the Group.

          (iii) a written certificate in the form attached hereto as EXHIBIT 3.4(F)(III) signed by Seller and all shareholders of Green Alpha S.a.r.l., Luxembourg, confirming (i) that neither Seller nor the relevant shareholders nor any other Related Persons has received any Leakage and (ii) that Seller or the relevant shareholders or any other Related Persons have received Permitted Leakage, if any, only in amounts limited to the amounts specified in Exhibit 3.4(f) (iii); the Parties are in agreement that the certificate set forth herein shall not be the basis for any legal consequences but that any legal consequences shall solely be governed by Section 7 and Section 8.

          The actions referred to under Section 3.4(a) through (f) shall be taken simultaneously (Zug um Zug).

     (g) If Seller or Purchaser does not fulfil its respective obligations within ten (10) Business Days from the date scheduled as the Closing Date as set out under Section 3.4(a) to (f) Purchaser or Seller, respectively, shall have the right to withdraw (zurucktreten) from this Agreement by giving written notice to the relevant other Party. The provisions of Section 3.3(d), last sentence, shall apply.

                                    SECTION 4
                            REPRESENTATIONS OF SELLER

Seller hereby represents (erklart) to Purchaser in the form of an independent guarantee (selbstandiges Garantieversprechen, section 311 of the German Civil
Code) that, without prejudice to the covenants in Section 6, the statements set forth in this Section 4 are true and correct on the date hereof and that the statements set forth in this Section 4 will also be true and correct as of the Closing Date. The scope and content of each representation of Seller contained in this Section 4 as well as Seller's liability arising therefrom shall be conclusively (abschlie(beta)end) defined by the provisions of this Agreement (including the limitations on Purchaser's rights and remedies set forth in Section 8 below), which shall be an integral part of the representations of Seller, and no representation of Seller shall be construed as a guarantee for the condition of the sold object (Garantie fur die Beschaffenheit der Sache) of any Seller within the meaning of sections 443 and 444 of the German Civil Code.

4.1  SOLD SHARES

     (a) The statements set forth under no. 1 and 2 of the Recitals are true and correct. Seller is the sole and unrestricted legal and beneficial owner of the Sold Shares. Seller is the sole and unrestricted legal and beneficial owner of the Shareholder Loans as set out in Exhibit
          R.2. All contributions on the Sold Shares have been made and not been repaid.

     (b) Except for rights under this Agreement and except for any security interests which will be released at Closing, there are no security interests, options (whether exercisable now or in the future and whether contingent or not), sub-participations (Unterbeteiligungen) or rights to call for the conversion, issue, registration, sale or transfer, redemption or repayment under any law

          (collectively, "ENCUMBRANCES") in relation to the Sold Shares, or the Shareholder Loans, and to the best of Seller's knowledge (nach bestem Wissen) no claim has been made by any person to be entitled to any Encumbrance in relation to the Sold Shares or the Shareholder Loans, and there is no agreement, arrangement or obligation (whether actual or contingent) to create any such Encumbrance or to sell or otherwise dispose of the Sold Shares or the Shareholder Loans to any person. As of the Closing Date only, there are no shareholder agreements, trust agreements or similar other agreements with respect to the Sold Shares or the Shareholder Loans.

4.2  AUTHORIZATION OF SELLER

     (a) Seller is a corporation duly incorporated and validly existing under the laws of Luxembourg and has all corporate powers required to carry on its business as presently conducted.

     (b) The execution and performance by Seller of this Agreement and the consummation of the transactions contemplated thereby, do not violate the articles of association or by-laws of Seller and have been duly authorized by all necessary corporate action on the part of Seller.

     (c) Assuming compliance with any applicable requirements under merger control laws as set forth in Section 3.2(a), the execution and performance of this Agreement by Seller requires no approval or consent by any governmental authority and do not violate any applicable law or decision by any court or governmental authority binding on Seller.

4.3  NO OTHER REPRESENTATIONS OR WARRANTIES

     Subject to the representations expressly contained in Section 4, Purchaser agrees to accept the Sold Shares, the Shareholder Loans and the Group in the condition they are in on the Closing Date, based upon its own inspection, examination and determination with respect thereto (including the due diligence investigation it has conducted), without relying upon any express or implied representations or warranties of any nature including any representations or warranties by Seller, any member of the Seller Group, any member of the Group or any of their respective directors, managing directors, officers, employees, advisers or other representatives (collectively, "SELLER ASSOCIATED PERSONS"). Purchaser acknowledges that Seller and the Seller Associated Persons make no representations, warranties or guarantees, and assumes no disclosure or similar obligation except where a non-disclosure would be fraudulent, in connection with this Agreement and the transactions contemplated hereby, or except as expressly set forth in this Agreement. Nothing in this Agreement shall limit or affect any rights or remedies Purchaser, any member of the Group or any other person may have pursuant to the engagement letters, due diligence reports, reliance letters or similar documents which are listed in EXHIBIT 4.3 under which any Seller Associated Person undertakes or has undertaken a duty or obligation to Purchaser.

                                    SECTION 5
            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND GUARANTOR

Each of Purchaser and Guarantor hereby represents and warrants to Seller that the following statements are true and correct on the date hereof and will be true and correct on the Closing Date, in each case with respect to the Party making the relevant representation or warranty:

5.1  AUTHORIZATION OF PURCHASER AND GUARANTOR

     (a) Purchaser is a corporation incorporated and validly existing under the laws of Germany. Guarantor is a corporation incorporated and validly existing under the laws of Ohio.

     (b) The execution and performance by Purchaser and Guarantor of this Agreement and the consummation of the transactions contemplated thereby are within Purchaser's and Guarantor's corporate powers, do not violate the articles of association or by-laws of Purchaser and Guarantor and have been duly authorized by all necessary corporate action on the part of Purchaser and Guarantor.

     (c) Assuming compliance with any applicable requirements under merger control laws as set forth in Section 3.2(a) and the fulfilment of the condition in Section 3.2(b), the execution and performance of this Agreement by Purchaser and Guarantor requires no approval or consent by any governmental authority and do not violate any applicable law or decision by any court or governmental authority binding on Purchaser and/or Guarantor.

     (d) Except as required by applicable law and rules, regulations and orders of any stock exchange where the shares of the Guarantor are listed, no announcements, consultations, notices, reports or filings are required to be made in connection with the transactions contemplated by the Share Purchase Documents and no consents, approvals, registrations, authorisations or permits are required to be obtained by the Purchaser or the Guarantor in connection with the execution and performance of the Share Purchase Documents.

5.2  FINANCIAL CAPABILITY

     Purchaser will have access to sufficient funds on the Closing Date to enable it to make all payments required to be made by it under this Agreement on the Closing Date, and Guarantor will have access to sufficient funds on the Closing Date to enable it to make all payments required to be made by it under this Agreement on the Closing Date, if required under the guarantee under this Agreement.

                                    SECTION 6
                                    COVENANTS

6.1  CONDUCT OF BUSINESS PRIOR TO CLOSING

     From the date hereof to the Closing Date, except as expressly contemplated by this Agreement,

     (a) Seller has used and shall use its shareholder rights in the Target (so far as is permitted under applicable law) to instruct, by way of a shareholder resolution, the managing directors of the Target, to conduct the Business only in the Ordinary Course of Business, except with Purchaser's prior approval (it being agreed that such approval may not be unreasonably withheld, conditioned or delayed by Purchaser); and

     (b) Seller has used and shall use its shareholder rights in the Target (so far as is permitted under applicable law), and instruct the managing directors of the Target, not to take, or commit to take, any of the following actions without Purchaser's prior approval (it being agreed that such approval may not be unreasonably withheld, conditioned or delayed by Purchaser), except as contemplated in connection with the Projects (provided that cash expenditures under the Projects for the period between the date hereof and the Closing Date shall in the aggregate not, without the prior approval of Purchaser, which shall not be unreasonably withheld, exceed EUR 5,000,000):

          (i) any change to the articles of association, entering into any domination agreement, profit and loss transfer agreement or other enterprise agreements (andere Unternehmensvertrage) within the meaning of Sections 291, 292 AktG or comparable law, any issuance, or entering into an obligation to issue, profit-sharing rights (Genussrechte or equivalent instruments under any law) or other equity or equity-like rights or entering into, or incurring any obligation to establish any silent partnership (stille Gesellschaft);

          (ii) any increase or other change of the stated capital of any member of the Group, or the issue, purchase, redemption or repurchase of, any share of any member of the Group;

          (iii) any granting of subscription rights or issuance of any convertible bonds or other equity linked securities (including options) by any member of the Group;

          (iv) any creation of any Encumbrance over any share or partnership interest in any member of the Group or over any asset that is material for the conduct of the business of the Group;

          (v)     any dissolution or liquidation of any member of the Group;

          (vi) any merger or similar business combination between any member of the Group and any third party (other than another member of the Group) or any other reorganization that would change the corporate structure of the Group;

          (vii)   any acquisition or divestiture by any member of the Group of
                  (x) any material assets or properties (other than in the Ordinary Course of Business consistent with past practice),
                  (y) any businesses, business units or shareholdings or (z) other securities (other than routine treasury management activities);

          (viii) entering into, changing or withdrawing from any joint venture material for the Business;

          (ix) any equity investment by any member of the Group in, or making of a loan to, any other company or entity (other than any member of the Group) exceeding in each case EUR 1 million;

          (x) any creation of any Encumbrance over any piece of real estate in excess of a secured amount of EUR 1,000,000 in the individual case or EUR 5,000,000 in the aggregate;

          (xi) any lay-off with respect to a significant part of the workforce of the Business or any material part of the Business;

          (xii) any incurrence, guarantee or assumption of any indebtedness for borrowed money, other than (x) under facility or credit agreements existing on the date hereof in amounts not exceeding EUR 5,000,000 in the aggregate and (y) in the case of guarantees, for guarantees issued for indebtedness of other members of the Group consistent with past practice;

          (xiii) any material change of the accounting procedures, accounting policies or accounting principles used by the Group, or any change in the implementation thereof by the relevant member of the Group, unless required under applicable law or regulation;

          (xiv) (A) appoint, employ or elect (or cause to be elected) any Key Employee (as defined below) or terminate the employment or relationship of any such Key Employee (other than for cause, including operational or personal reasons or bad performance, or due to resignation, retirement, death or disability), or change the compensation (including deferred compensation) or other benefits payable to or the obligation or rights of (i) any Key Employee or (ii) a significant part of the work force of the Group or (B) establish, adopt, enter into, amend or terminate any employee benefit plan, except, in the case of clause (A) (ii) or (B) in the Ordinary Course of Business in accordance with past practice ("KEY EMPLOYEE" shall mean the chief executive officer, the chief financial officer, the heads of the business units Power Distribution and Motor Applications as well as the heads of Sales Area Management, Sales Key Account management and Treasury);

          (xv) adopt or participate in any pension scheme (other than its existing pension schemes) or amend any of its existing pension schemes or materially change or cease contributions to be made to any such scheme, unless required by applicable law or employment agreements existing as at the date of this Agreement;

          (xvi) reduce or change the existing insurance coverage, except for normal changes within the Ordinary Course of Business which do not materially adversely affect the insurance coverage under the respective policy;

          (xvii) make any capital expenditures or commit to make any capital expenditures, by additions or improvements to property, plant and equipment (including with respect to IT hardware and software) individually exceeding EUR 1,000,000 on capital account or in the aggregate exceeding EUR 5,000,000 on capital account;

          (xviii) enter into any agreements with a term of more than two years or which provide for a notice period of more than one year;

          (xix) enter into any currency exchange, interest rate or commodity swap agreement, currency exchange or interest rate or commodity cap, floor or ceiling agreements or currency exchange rate, interest rate or commodity collar agreements or other agreements or arrangements designed to manage or protect against fluctuations in currency exchange rates, interest rates or commodity prices other than in the Ordinary Course of Business consistent with past practice;

          (xx) other than referred to in EXHIBIT 6.5 of this Agreement, settle or propose any settlement of any tax liabilities or amend or seek to amend any tax claims and/or elections other than in the Ordinary Course of Business consistent with past practice;

          (xxi) initiate, settle or abandon any litigation, arbitration or other proceedings with a value in dispute of EUR 1,000,000 or more except, in any case, in relation to debt collection in the Ordinary Course of Business;

          (xxii) in relation to any claim, forgive amounts exceeding, in the aggregate, EUR 500,000 other than in the Ordinary Course of Business;

          (xxiii) any transaction entered into by a member of the Group outside the Ordinary Course of Business which has or would reasonably be expected to have a Material Adverse Effect (as defined below), or

          (xxiv)  any commitment to take any of the actions set out in clauses
                  (i) to (xxiii) above.

     (c) Section 6.1 shall not restrict or prevent Seller or any company of the Group from carrying out:

          (i) any act required in order to comply with or expressly permitted under the provisions of this Agreement;

          (ii) any act required in order to comply with any law, applicable regulatory requirements, or the terms of any valid licence, agreement, financial obligation or permit;

          (iii) any matter undertaken in an emergency or disaster situation minimising the adverse effect thereof;

          (iv) the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by any Group company prior to the date of this Agreement;

          (v) the payment of any principal, interest and other amounts due and payable by any Group company in accordance with the terms of or as required by any contractual loan or financing arrangement to which any Group company is a party;

          (vi)    any transaction listed in EXHIBIT 6.1(C) (VI); or

          (vii)   any matter undertaken at the request of the Purchaser.

     "MATERIAL ADVERSE EFFECT" means any change or effect that is materially adverse to the financial condition, results of operations or business operations of the Group, taken as a whole, other than any change or effect arising out of (i) general economic conditions (including general developments of capital markets) or conditions affecting companies generally in the industries in which the Group operates, (ii) disruptions to any business of the Group attributable to the announcement of this Agreement or the transactions contemplated hereby or (iii) changes in laws or interpretations thereof.

     "ORDINARY COURSE OF BUSINESS" means any action or transaction within the course of trading and activities previously carried out and the continuation and implementation of existing, commenced and/or approved projects, and consistent with applicable law.

     "PROJECTS" means the projects IDOP and MEK 40 as approved by the advisory board (Beirat) of the Target prior to the Effective Date.

6.2  ACCESS TO INFORMATION BEFORE CLOSING

     Seller shall cause the Group companies (so far as is permitted under applicable law) to provide Purchaser and its advisors and financing banks with all information reasonably requested by Purchaser in connection with any financing of the transactions contemplated herein or for the purpose of allowing for a smooth transition of ownership from Seller to Purchaser.

6.3  NO SHOP

     From the date of this agreement until Closing, Seller agrees and undertakes to Purchaser that it and the other members of the Seller Group and its and their directors, employees, advisers and agents will not directly or indirectly (whether or not in conjunction with a third party) facilitate, solicit or encourage negotiations or discussions with any party relating to the sale or other disposal of any member of the Group (or any of their material assets) (an "ALTERNATIVE PROPOSAL") or, unless permitted pursuant to Section 6.1 (c)(vi), enter into any agreement or arrangement with any other party in relation to such matters.

6.4  DISCONTINUATION OF RELATED PARTY AGREEMENTS AND HEDGE AGREEMENTS

     The members of the Group are parties to certain agreements with members of the Seller Group as further set out in EXHIBIT 6.4 (the "RELATED-PARTY AGREEMENTS"). In addition certain members of the Group are parties to hedge agreements including hedge agreements relating to interest and foreign exchange (the "HEDGE AGREEMENTS"). It is understood and agreed between the Parties, and Seller undertakes to ensure, that the Related Party Agreements and the Hedge Agreements will be terminated, latest as of the Closing Date (for the Hedge Agreements one Business Day prior to the Closing Date) provided that until five Business Days prior to the Closing Date Purchaser shall have the right to instruct Seller that certain Hedge Agreements shall not be terminated upon which instruction Seller shall procure that the respective Hedge Agreements are not terminated.

6.5  NO ALTERATION OF 2005 SPA CLAIMS

     Seller shall not, and shall procure that the other members of its Seller Group will not, enforce, accept payment, waive, sell, transfer, assign or otherwise dispose of, offset, pledge, settle, or otherwise alter or amend any of the claims (whether known or unknown, and whether or not due) the respective member of the Seller Group may have against any person as a result of a breach of any agreement relating to the indirect acquisition by the Target of the shares relating to the Group in the year 2005 other than set out in EXHIBIT 6.5. Exhibit 6.5 also shows (i) the name of the respective escrow agent, (ii) the amounts still available on the respective escrow account as of the date stated therein, and (iii) the type of claims of the Target, for which the amounts on the escrow account can be used. As shown in Exhibit 6.5, an amount of Euro 11.5 million has been paid from the respective escrow account to the Target on December 17, 2007.

6.6  USE OF FUNDS ON HOLDING ACCOUNT

(a) Target is the holder of a bank account maintained with Mizuho Bank PLC (the "HOLDING ACCOUNT"). As of 18 December 2007 the amounts available on the Holding Account amounted to E34,923,753.63 (the "HOLDING ACCOUNT AMOUNT"). Target is permitted under the Senior Facilities Agreement and the Mezzanine Facilities Agreement to use the amounts available on the Holding Account solely for certain purposes including for the purpose of funding a pension scheme of the Group in the United Kingdom (the "UK PENSION SCHEME").

(b)  Seller shall procure that

     (i) an amount of EUR 20.7 million in the Holding Account shall not prior to Closing be used for any purpose other than a payment into the UK Pension Scheme;

     (ii) if any demand is received for tax liabilities in respect of which amounts can be drawn down from the Holding Account Target shall notify Seller and such amounts will be drawn down and used to settle such liabilities;

     (iii) at the Closing Date (subject to repayment of the Existing Bank Debt) an amount of not less than EUR 12.3 million of the Holding Account Amount shall be available to be freely used by the Target without any restriction and can be used by the Target for any purpose in accordance with the instructions of Purchaser including payment of part of the Existing Bank Debt Amount on the Closing Date, and to the extent that the EUR 20.7 million referred to in (i) has not already been paid into the UK Pension Scheme by the Closing Date such amount shall be freely available to be paid into the UK Pension Scheme for one month following the Closing Date;

     (iv) Purchaser shall be provided with evidence as reasonably requested by Purchaser that Seller has complied with the aforementioned covenants.

(c) Following execution of this Agreement, Seller shall consult with Purchaser prior to sending any communication to the trustee who administers the UK Pension Scheme and shall inform Purchaser promptly of any communication received by it or the Group from the trustee or in relation to the UK Pension Scheme.

6.7  FURTHER ASSURANCES; COOPERATION

     (a) Subject to the terms and conditions of this Agreement, Seller and Purchaser will use reasonable efforts to execute, or cause to be executed, all agreements and documents and to take, or cause to be taken, all other actions necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     (b) Purchaser agrees and shall ensure that neither Purchaser nor any of its Affiliates will, prior to the Closing, enter into any transaction, which would prevent, delay or interfere with the consummation of the transactions contemplated by this Agreement.

     (c) Seller shall procure that, from the date hereof until the Closing Date or, respectively, the Date as of which the Agreement terminates, under the Mezzanine Facilities Agreement and the Senior Facilities Agreement, the Target shall, whenever an interest period commences after the date hereof and has not been fixed yet, liaise with the Purchaser on the next appropriate fixed interest period. In case the transaction contemplated by this Agreement is not closed and this Agreement terminates, the Purchaser shall, for the time period between the Effective Date and the date as of which this Agreement terminates, compensate the Target for the difference between (i) the aggregate amount of the interest paid and (ii) the aggregate amount of the interest which would have been payable, had the Target chosen fixed interest periods of six months.

                                   SECTION 7
                                   NO LEAKAGE

7.1  UNDERTAKING

     (a) Seller undertakes to the Purchaser that if during the period from the Effective Date through the Closing Date

          (i) Seller or any of their respective Related Persons (as defined below) has received or will receive from any member of the Group any Leakage other than Permitted Leakage (each as defined below); or

          (ii) Seller or any of its Related Persons has or will have, directly or indirectly, whether in its capacity as shareholder, through the exercise of any powers or rights it has or otherwise, authorized, consented to, instructed the payment of or voted in favour of, any Leakage, other than Permitted Leakage, then, subject to Section 7.1(b), Seller shall pay to Purchaser or, if so requested by Purchaser, to a member of the Group an amount in cash (in the same currency as the Leakage) equal to (x) the amount of the Leakage received by Seller or its respective Related Person or (y) in case of Subsection (ii) above, to the amount of the Leakage authorized or consented to by Seller, together with interest on such amount from and including the date such Leakage occurred to and including the date of payment, calculated at a rate equal to 4 % p.a., and, if applicable to such Leakage, shall terminate, cancel and rescind any and all agreements or commitments that constitute Leakage (other than Permitted Leakage or otherwise expressly permitted in this Agreement).

     (b) With respect to any obligation of Seller under Section 7.1(a) to make any payment with respect to a Related Person who is an individual and a limited partner of Green Managementbeteiligungs GmbH & Co. KG as at the date of this Agreement or any of their Related Persons defined in
          Section 7.2(c)(iv) (the "RELATED PARTNER") the following provisions shall apply in addition to the provisions set forth in Section 7.1(a) provided that the relevant Leakage has not been authorized, consented to, instructed or voted in favour of, by Seller or by any Related Person which is not a Related Partner:

          (i)  Seller's aggregate liability shall be limited to EUR 7 million;
               and

          (ii) Seller shall be released partially, as described in the following sentence, from its liability if the relevant Related Partner enters into a written undertaking in the form attached hereto as
               EXHIBIT 7.1(B) with Purchaser which provides that such Related Partner shall be - solely with respect to any Leakage received or to be received, authorized by, consented to, instructed by or voted in favour of by such Related Partner - the subject of the obligations to make payment under and subject to the provisions of, Section 7.1(a) and Section 8.4(ii) as if he had been a party to this Agreement.

          In the event of any reduction of Seller's liability in accordance with
          Section 7.1(b)(ii), the amount by which Seller's liability in accordance with 7.1(b)(i) is reduced shall be determined in accordance with the relative ownership percentage of the relevant Related Partner in Green Managementbeteiligungs GmbH & Co. KG compared to the ownership percentage of all Related Partners, each as at the date of this Agreement. This percentage shall be notified by Seller to Purchaser upon Purchaser's request.

7.2  DEFINITIONS

     (a)  For purposes of this Agreement, the term "LEAKAGE" means:

          (i) any interest payment, dividend, or distribution declared, paid, made or agreed or obligated to be made by any member of the Group to Seller or any of its Related Persons, or the issue or sale of any securities of any member of the Group to Seller or any of its Related Persons (except for other members of the Group);

          (ii) any other payments made (including management fees, professional advisers' fees, consulting fees, monitoring fees, service fees, directors' fees or any other amounts under any agreement or arrangement), or any payments agreed or obligated to be made by any member of the Group, to (or assets transferred to or liabilities assumed, indemnified, or incurred for the benefit of, or any agreement or obligation to take such action) or for the benefit of Seller or any of its Related Persons by any member of the Group;

          (iii) any fees, bonuses or expenses related to the transactions contemplated by this Agreement to the extent paid, payable, assumed, indemnified or incurred by any member of the Group;

          (iv) any payments made, or agreed or obligated to be made by any member of the Group to Seller or any of its Related Persons for the purchase, redemption, repurchase, repayment or acquisition of any share capital or other securities of any member of the Group, or any other return of capital to Seller or any of its Related Persons;

          (v)    the waiver or agreement to waive by any member of the Group of
                 (i) any amount owed to that member of the Group by Seller or by any of its Related Persons or (ii) any claims by a member of the Group in respect of any agreement or arrangement with Seller or any of its Related Persons;

          (vi) any loan by any member of the Group to Seller or any of its Related Persons;

          (vii) any other agreement or arrangement (other than transactions contemplated by this Agreement) being entered into by a member of the Group with or for the benefit of Seller or any of its Related Persons; and

          (viii) the payment by any member of the Group or agreement to pay by any member of the Group of any fees, costs or taxes or other amounts as a result of those matters set out in clauses (i) to
                 (vii) above.

     (b)  For purposes of this Agreement, the term "PERMITTED LEAKAGE" means:

          (i) any payment to any member of the Seller Group pursuant to any of the agreements which are listed in EXHIBIT 7.2(B)(I) and have been entered into prior to the Effective Date up to an amount specified in this Exhibit for each of these agreements; and

          (ii) any payment or bonus paid to any of the directors, officers or employees of any member of the Seller Group or a Related Person under the employment agreements of the individuals listed in
                 EXHIBIT 7.2(B)(II) which have been entered into in the Ordinary Course of Business and are existing at the date of this Agreement, and with the exception of any fees, bonuses or expenses related to the transactions contemplated by this Agreement to the extent paid, payable, assumed, indemnified or incurred by any member of the Group.

          (iii)  disposal of the Iranian Assets;

          (iv)   the accrual of interest under the Shareholder Loans.

     (c) For purposes of this Agreement, the term "RELATED PERSONS" means, with respect to Seller:

          (i)    the other members of the Seller Group;

          (ii) any director, officer or employee, member of any supervisory, advisory or similar board of any member of the Seller Group;

          (iii) any advisor of any member of the Seller Group, acting in such capacity;

          (iv) in the case of a Related Partner or a person referred to above which is an individual, any spouse and/or lineal descendants by blood or adoption, any person living in his/her household, or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settler;

          (v) in the case of a person referred to in subsection (c)(i) above in this definition which is a legal entity, the shareholders, partners or holders of any other interest of the person or their nominees or a nominee or trustee for the person which hold shares or interests, directly or indirectly, in the legal entity, provided in each case that the relevant shareholder, partner, holder of any other interest, nominee or trustee acts in this capacity; provided, however, that investors in any fund which holds shares or interest in any such legal entity shall be excluded and therefore not be deemed a Related Person.

                                    SECTION 8
                                    REMEDIES

8.1 REMEDIES FOR INCORRECTNESS OF REPRESENTATIONS AND BREACHES OF COVENANTS AND OTHER AGREEMENTS BY SELLER

     (a) If any of the representations pursuant to Section 4 of the Seller are incorrect or if the Seller breaches any of the covenants pursuant to
          Section 6 or other agreements in this Agreement or any Share Purchase Documents (as defined below) (any such incorrectness or breach a "BREACH"), Seller, subject to the provisions contained in this Section 8, shall pay to Purchaser or, at the election of Purchaser, to its relevant Affiliate or relevant member of the Group, respectively, compensation for any Losses (as defined below) asserted against, incurred or suffered by, Purchaser, any of its Affiliates, or any member of the Group, respectively, as a result of a Breach of the representation, covenant or other agreement, as the case may be, unless Seller has remedied the Breach and has put Purchaser in the same position Purchaser would have been in had no Breach occurred within 30 days after Seller has been notified of such Breach pursuant to Section 8.5(a).

          Any indemnity payments made by Seller pursuant to this Agreement shall be treated by the Parties as adjustments of the Purchase Price due to Seller.

     (b) For the purpose of this Agreement, "LOSSES" shall mean all liabilities, obligations, reasonable costs and expenses and other damages within the meaning of sections 249 et seq. of the German Civil Code on a Euro for Euro basis, but excluding any consequential damages (Folgeschaden) or loss of profits (entgangener Gewinn), internal administration and overhead costs. Any Loss shall be computed net of any amounts which are recovered under insurance or otherwise from any third party. Any Losses incurred, including Losses in any member of the Group not wholly-owned (directly or indirectly) by Target, shall be taken into account only on a pro rata basis in proportion to the respective direct or indirect shareholding of Target (durchgerechnete Beteiligung).

     (c) Neither Party shall be liable under this Agreement for any Loss to the extent that such Loss is attributable to a failure by the other Party to mitigate the Loss (section 254 of the German Civil Code). In particular, but without limitation, to calculate the damages, there shall be taken into account the net present value of the amount by which any taxation, which the Purchaser or any of the Group Companies would be obliged to pay, is reduced or extinguished as a result of the matter giving rise to such liability, such taxation to be calculated on the basis of rates of taxation prevailing at the time of the Breach.

     (d) No liability shall attach to the Seller in respect of any Breach to the extent that the same Loss has been recovered by the Purchaser under any other representation or warranty or term of this Agreement or any other Share Purchase Document and accordingly the Purchaser may only recover once in respect of the same Loss.

8.2  DISCLOSED OR KNOWN MATTERS

     (a) Seller shall not be liable for a Breach of a representation pursuant to Section 4, if the underlying facts of the Breach have been duly and fairly disclosed to Purchaser prior to the date hereof as part of any documents which were in the data room established by the Target (the "DATA ROOM") as such data room existed at 18.00 hours on December 18, 2007 (the "CUT-OFF TIME"); all documents made available in the Data Room at the Cut-Off Time are stored on a CD-ROM, copies of which will be delivered by Seller to Purchaser or Purchaser's legal counsel and the Notary notarizing the signing of this Agreement by December 21, 2007, 18.00 hours; the Notary is hereby instructed to retain his copy of the CD-ROM together with this Agreement and to provide each party upon request and at its expense with print-outs of the documents stored on the CD-ROM, or if such matter was actually known to the Purchaser on the date hereof.

     (b) Except as provided otherwise in Section 8.2(a) the legal principle expressed in Section 442 of the German Civil Code (BGB) shall not apply.

8.3  THRESHOLDS AND AGGREGATE AMOUNTS OF SELLER'S LIABILITY

     (a) Seller's aggregate liability for all Breaches of this Agreement including, but not limited to breaches of any representation in Sections 4.1 and 4.2 and of any covenant in Section 6 and the undertaking in Section 7 shall be limited to the sum of all payments to be made by Purchaser to Seller at Closing in accordance with
          Section 2.3.

     (b) The limitations in this Section 8.3 shall not apply to any claims of Purchaser which are based on fraud or willful misconduct (Vorsatz) of Seller.

8.4  LIMITATION PERIOD

     (i) All claims of Purchaser for a breach of a representation contained in Sections 4.1 and 4.2 shall be time-barred (verjahren) upon expiration of a period of five (5) years after the Closing Date,

     (ii) claims of Purchaser for a Breach of any covenant contained in Section 7 shall be time-barred (verjahren) upon expiration of a period of nine (9) months after the Closing Date; and

     (iii) claims of Purchaser for a Breach of a covenant contained in Section 6 or otherwise under or in connection with this Agreement shall be time-barred (verjahren) upon expiration of a period of six (6) months after the Closing Date. Section 203 of the German Civil Code shall not apply.

8.5  INDEMNIFICATION PROCEDURES

     (a) In the event of a breach of any representation or covenant, Purchaser shall promptly, but in any event no later than twenty (20) Business Days after becoming aware of that Breach, notify Seller of that Breach, describe its claim in reasonable detail and, to the extent then feasible, set forth the calculation of the Loss alleged by Purchaser with such claim.

     (b) In the event that any action, claim, demand or proceeding with respect to which Seller may be liable under this Agreement (the "THIRD PARTY CLAIM") is asserted or announced by any third party (including any governmental authority) against Purchaser, any of its Affiliates or the Group (the "CLAIM ADDRESSEE"), subject to Seller indemnifying and holding harmless Purchaser, its Affiliates and the Group from and against all Losses in connection such Third Party Claim, Purchaser shall without undue delay give notice to Seller and shall enable Seller to defend the Claim Addressee against the Third Party Claim. Seller shall have the right to defend the Claim Addressee by all appropriate actions and shall have, at any time during the proceedings, the sole power to direct and control such defence, taking into account the reasonable requests and requirements of Purchaser and the Group. In particular, Seller may participate in and direct all negotiations and correspondence with the third party, appoint and instruct counsel and request that the Third Party Claim be litigated or settled in accordance with Seller's instructions. If Seller elects to defend such Third Party Claim, then Purchaser shall be entitled to the same rights as Seller has under Section 7.5(c), which will apply mutatis mutandis.

     (c) Purchaser agrees, and shall cause each Claim Addressee, (i) to cooperate with, and assist Seller in the defence of any Third Party Claim, (ii) to diligently conduct the defence (to the extent that Seller is not in control of the defence), (iii) not to acknowledge or settle the Third Party Claim without Seller's prior written consent,
          (iv) to provide Seller access, upon reasonable advance notice and during normal business hours, to all relevant books and records, other information, premises (regardless of owned or leased) and personnel of the Group, (v) to allow Seller and its representatives to copy or photograph any assets, accounts, documents and records for the purpose of avoiding, disputing, defending, appealing, compromising or contesting any Third Party Claim or liability as Seller may reasonably request, (vi) to deliver to Seller without undue delay copies of all relevant orders (Bescheide), decisions, filings, motions and other documents of any court, authority or party to the conflict, and (vii) to give Seller reasonable opportunity to comment on and discuss with Purchaser and the Group any measures which are necessary or appropriate to take or to omit in connection with a Third Party Claim, and to comment on and review any reports and documents and to participate in all relevant court hearings and any other meetings (it being understood that subsections
          (ii) - (vii) above shall apply, irrespective of whether or not Seller has elected to defend the Third Party Claim). Purchaser shall bear any costs and expenses it incurs in connection with the cooperation or defence in accordance with this Section 8.5(c), unless it can claim indemnification in accordance with this Agreement.

     (d) The failure of any Claim Addressee to materially comply with its obligations under this Section 8.5 shall release the Seller from its respective indemnification obligation hereunder, but only to the extent that Seller has been prejudiced (benachteiligt) by such failure and provided that Seller has stated conclusively (schlussig darlegen) and in reasonable detail such failure of the respective Claim Addressee and the harm suffered in a written statement signed by Seller.

8.6  EXCESS RECOVERY

     If:

     (a) the Seller makes a payment (excluding any interest on a late payment) in respect of a Breach (the "DAMAGES PAYMENT");

     (b) any Group company or the Purchaser receives finally and unconditionally any sum other than from the Seller which would not have been received but for the circumstance which resulted in that Breach (the "THIRD PARTY SUM");

     (c) the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

     (d) the aggregate of (i) the Third Party Sum, diminished by the reasonable costs properly incurred by the Purchaser and the Group companies in order to obtain such Third Party Sum, and (ii) the Damages Payment exceeds the amount required to compensate the Purchaser in full for the Loss resulting from the Breach in question, such excess being the "EXCESS RECOVERY", the Purchaser shall promptly on receipt of the Third Party Sum by it or the relevant Group company, repay to the Seller an amount equal to the lower of
     (i) the Excess Recovery and (ii) the aggregate of all Damages Payments made, in either case multiplied by the quotient of the amount of the Damages Payment made by the Seller divided by an amount equal to the aggregate of all Damages Payments made.

8.7  NO ADDITIONAL RIGHTS OR REMEDIES OF PURCHASER

     The Parties agree that the rights and remedies which Purchaser or entities of the Group may have with respect to the breach of a representation, covenant or agreement by Seller contained in this Agreement or in any other agreement entered into in connection with this Agreement are limited to the rights and remedies explicitly contained herein and that, in particular, any and all further damage claims based on any such Breach by Seller are excluded.

     (a) Any and all rights and remedies of any legal nature which Purchaser or entities of the Group may otherwise have (in addition to the claims for specific performance (primare Erfullungspflichten) in accordance with this Agreement, claims resulting from Seller's non-compliance with such claims for specific performance and termination rights, in each case explicitly set forth herein) against Seller in connection with Seller's shareholding in the Target and Seller's indirect shareholding in the Group, this Agreement or the transactions contemplated by this Agreement shall be excluded. Without limiting the generality of the foregoing, Purchaser hereby waives any claims under statutory remedies for defects of the object of purchase (sections 434 et seq. of the German Civil Code including any claim for a reduction of the purchase price in accordance with section 441 of the German Civil Code), statutory contractual or pre-contractual obligations (sections 280 through 282, 311 of the German Civil Code) or vicarious liability for representatives (section 278 of the German Civil Code) or frustration of contract (section 313 of the German Civil Code) or tort (sections 823 et seq. of the German Civil Code). Purchaser shall have no right to rescind, cancel or otherwise terminate this Agreement or to exercise any right or remedy which would have a similar effect, except for the termination rights set forth in Section 3.3(d).

     (b) The provisions of this Section 8.7 shall not affect any mandatory rights and remedies of Purchaser for fraud or willful misconduct (Vorsatz) of Seller, e.g., section 826 of the German Civil Code or section 823 subsection 2 of the German Civil Code in connection with criminal offences committed with intent (vorsatzlich).

8.8  NO DOUBLE INDEMNIFICATION

     In the event that a fact or circumstance results in the breach of more than one of the statements made in Section 4 above, Purchaser can claim the damage caused by such breaches only once.

8.9  PURCHASER AND SELLER RELEASE

     (a) The Purchaser and the Purchaser's Guarantor undertake that, in the absence of willful deceit (Arglist), it has no rights against and may not make any claim against any employee, director, agent, officer or adviser of any member of the Group on whom it may have relied before agreeing to any term of, or entering into, this Agreement or other document referred to herein other than as expressly set out herein. Any employee, director, agent, officer or adviser of any member of the Group may enjoy the benefits and enforce the terms of this Section 8.9(a) (echter Vertrag zugunsten Dritter).

     (b) Except as set forth in this Agreement and in the Share Purchase Documents, the Parties are in agreement that upon the Closing, none of the Group entities shall have any claims, whether known or unknown, against the Seller, any member of the Seller Group or any of their respective Related Persons, except if such person has intentionally (or in a criminal manner) breached a respective agreement with such Group company prior to and including the Closing Date or has any outstanding primary performance obligation under such agreement or if the Group companies have claims against such person based on tort (unerlaubte Handlung) committed intentionally (the "EXCEPTED CLAIMS"), and, unless prohibited by applicable law, the Purchaser shall cause the Group companies to act accordingly and, if necessary, waive any claims which they may still have other than Excepted Claims. In addition, Purchaser shall hold harmless and indemnify Seller, all members of the Seller Group, all of their respective Related Persons, all members of any supervisory, advisory or similar board of any Group company and all of Seller's advisors, as the case may be, from and against any and all damages, costs and expenses arising out of any claims, which any Group company may raise against any such person after the Closing Date other than Excepted Claims.

     (c) The Parties are in agreement that upon the Closing and except for any amounts specified or referred to in Exhibit 7.2(b)(i) and Exhibit 7.2(b)(ii), neither Seller nor any member of Seller's Group nor any of their respective employees, directors, agents, officers, members of a supervisory, advisory or similar board shall have any claims, whether known or unknown, against any member of the Group, nor against any of their respective employees, directors, agents, officers, members of a supervisory, advisory or similar board, except to the extent that such person is also a Related Person of the Seller's Group or if such person has damaged the Seller intentionally or in a criminal manner, and Seller shall cause the members of Seller's Group and the aforementioned other persons to act accordingly and, if necessary, waive any claims which they may still have. In addition, Seller shall hold harmless and indemnify the members of the Group, all of their respective employees, directors, agents, officers, members of a supervisory, advisory or similar board and any of their advisors, as the case may be, except as stated above, from and against any and all damages, costs and expenses arising out of any claims, which any member of Seller's Group or any of the aforementioned potential claimants may raise against any such person after the Closing Date.

                                    SECTION 9
                                    GUARANTEE

     Guarantor hereby unconditionally and irrevocably guarantees as primary obligor (selbstschuldnerisch) the fulfilment of all obligations of the Purchaser under this Agreement as and when they fall due including payment of the Purchase Price and of the Shareholder Loan Purchase Price.

                                   SECTION 10
                                  MISCELLANEOUS

10.1 NOTICES

     All notices, requests and other communications hereunder shall be made in writing in the English language and delivered by hand, by courier or by fax to the person at the address set forth below, or such other address as may be designated by the respective Party to the other Parties in the same manner:

     To Seller:

          care of:

          Moeller S.a r.l
          28 Boulevard Royal
          L-2449 Luxembourg
          Fax: +352 26 27 56 21
          Marked for the attention of: Graeme Stening

          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom (UK) LLP
          40 Bank Street
          London E14 5DS
          Fax: +44 20 072 7013
          Marked for the attention of:  Julie Bradshaw

          and to

          Skadden, Arps, Slate, Meagher & Flom LLP
          An der Welle 5
          60322 Frankfurt am Main
          Fax: +49 69 74 22 0-300
          Marked for the attention of: Dr. Matthias Jaletzke

     To Purchaser or Guarantor:

          Eaton Corporation
          Eaton Center
          Attn: Office of the Secretary
          1111 Superior Avenue
          Cleveland, Ohio 44114
          USA
          Fax: +1-216 479-7103

     with a copy to:

          Hengeler Mueller
          Attn: Dr. Joachim Rosengarten
          and Dr. Peter Weyland
          Bockenheimer Landstrasse 24
          60323 Frankfurt am Main
          Germany
          Fax: +49 (0)69 72 57 73

10.2 PUBLIC DISCLOSURE; CONFIDENTIALITY

     No Party shall make any press release or similar public announcement with respect to this Agreement, and each Party shall keep confidential and not disclose to any third party the contents of this Agreement and any confidential information regarding any other Party disclosed to it in connection with this Agreement or its implementation, except (i) as expressly agreed upon with the other Parties, (ii) as may be required in order to comply with the requirements of any applicable laws or the rules and regulations of any stock exchange upon which any securities of the relevant Party or any of its parent companies are listed or any request of any regulatory authority or (iii) for disclosure by the Seller or its affiliates to any partners of any limited partnerships directly or indirectly invested in such affiliate.

10.3 COSTS AND EXPENSES

     (a) Purchaser shall bear any and all transfer taxes (including real estate transfer taxes), stamp duties, fees (including notary's fees), registration duties or other charges in connection with any regulatory requirements (including merger control proceedings) and other charges and costs payable in connection with the execution of this Agreement and the implementation of the transactions contemplated hereby.

     (b) Each Party shall pay its own expenses, including the costs of its advisors, incurred in connection with this Agreement.

     (c) The costs and expenses of PricewaterhouseCoopers in relation to their investigation of the Group (including answering to questions raised by the Purchaser) and preparation of their vendor due diligence report shall be borne by Seller.

10.4 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS

     (a) This Agreement (including all Exhibits hereto) and all documents to be entered into pursuant to this Agreement (together the "SHARE PURCHASE DOCUMENTS") contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto, except for the Confidentiality Agreement, which will remain in full force and effect until the Closing Date and, if this Agreement is terminated in accordance with its terms, beyond the date of such termination.

     (b) Any provision of this Agreement (including this Section 10.4(b)) may be amended or waived only if such amendment or waiver is (i) by written instrument executed by all Parties which explicitly refers to this Agreement or (ii) by notarized deed, if required by law.

10.5 ASSIGNMENTS; THIRD PARTY BENEFICIARIES

     (a) Except as provided under Section 10.5(b) or as otherwise expressly set forth in this Agreement, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party, provided that the assignment or transfer of any rights under this Agreement by Purchaser to any bank or financial institution involved in the financing of the transactions contemplated herein is hereby permitted. In case of a liquidation of Seller, its obligations may be assumed by any of its affiliates.

     (b) Purchaser shall be entitled to have any directly or indirectly wholly owned subsidiary of the Guarantor (the "ACCEDING PARTY") accede to this Agreement on the side of the Purchaser (Vertragsbeitritt) on or before the Closing Date. Upon any such accession taking effect in accordance with the following sentence, the Acceding Party shall become entitled to state jointly and severally together with Purchaser (als Gesamtglaubiger) any claims which Purchaser has in accordance with this Agreement and shall become jointly and severally (gesamtschuldnerisch) liable together with Purchaser for the performance of all obligations of Purchaser under this Agreement. Alternatively Purchaser may have the Acceding Party accede to this Agreement for the purpose of purchasing the Shareholder Loans only. In such case the Acceding Party shall be obliged to pay the Shareholder Loan Purchase Price and Purchaser as well as Guarantor shall be jointly and severally liable for the fulfillment of this obligation. Any accession to this Agreement shall take effect upon notification of Seller by Purchaser of the name, address and fax no. of the Acceding Party and submission to the Seller of a certified original (Ausfertigung) of a notarial accession deed but shall not require the consent of Seller.

     (c) Except as provided in Section 8.9 neither this Agreement nor any provision contained in this Agreement is intended to confer any rights or remedies upon any person or entity other than the Parties.

10.6 GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS

     (a) This Agreement shall be governed by, and construed in accordance with, the laws of Germany (excluding conflict of laws rules).

     (b) Any dispute arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled, under exclusion of any state court's competence, by arbitration in accordance with the Arbitration Rules of Deutsche Institution fur Schiedsgerichtsbarkeit e.V. (DIS). The arbitral tribunal shall consist of three arbitrators. Each arbitrator shall be eligible for the office of a judge in Germany. The place of arbitration shall be Frankfurt am Main, Germany. The language to be used in the arbitral proceedings shall be English, provided that no Party shall be under an obligation to provide to the arbitral tribunal English translations of any contracts and agreements in the German language. The right to obtain injunctive relief before state courts shall not be excluded hereby.

10.7 INTERPRETATION

     (a) The headings of the sections and subsections in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

     (b) Terms to which a German translation has been added shall be interpreted as having the meaning assigned to them by the German translation.

     (c) The term "AFFILIATED COMPANY", "AFFILIATE" or "AFFILIATE" shall have the meaning assigned to it in section 15 of the German Stock Corporation Act (verbundenes Unternehmen).

     (d) For the purpose of any disclosure thresholds or other amounts referred to in any representations and warranties contained in this Agreement, any reference to Euro (EUR) shall include the equivalent in any foreign currency at the official Euro foreign exchange rates of the European Central Bank on the date hereof.

     (e) Words such as "hereof", "herein" or "hereunder" refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement. The term "including" shall mean "including, without limitation".

     (f) For the purpose of this Agreement, a "BUSINESS DAY" shall be any day other than a Saturday, Sunday or days on which banks in Frankfurt am Main, Germany, London, England, Luxembourg, Grand Duchy of Luxembourg, or New York, New York, United States of America are generally closed.

     (g) The Exhibits to this Agreement are an integral part of this Agreement and any reference to this Agreement shall be a reference to this Agreement and the Exhibits as a whole. The disclosure of any matter in this Agreement (including any Exhibit thereto) shall be deemed to be a disclosure for all purposes of this Agreement. The fact that a matter has been disclosed in an Exhibit shall not be used to construe the extent of the required disclosure (including any standard of materiality) pursuant to the relevant representation or other provision of this Agreement.

10.8 DEFINITIONS

     EXHIBIT 10.8 sets forth a list of the capitalized terms used in this Agreement, indicating the sections where such terms are defined. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

10.9 SEVERABILITY

     Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. Instead of the invalid or unenforceable provision, the Parties shall agree upon a suitable and equitable provision that, so far as is lawfully possible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply:
     (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (Regelungslucke), in which case a suitable and equitable provision shall be agreed upon between the Parties which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein, in which case a time period or performance permitted by law shall be agreed upon between the Parties which comes as close as possible to the stipulated time period or performance.

                                  EXHIBIT 10.8

                               LIST OF DEFINITIONS

The capitalized terms used in the Agreement are defined in the following clauses:

Acceding Party                        Section 10.5 (b)
affiliate                             Section 10.7 (c)
Affiliate                             Section 10.7 (c)
affiliated company                    Section 10.7 (c)
Agreement                             Introduction
Alternative Proposal                  Section 6.3
Breach                                Section 8.1 (a)
Business                              Recitals 3.
Business Day                          Section 10.7 (f)
Claim Addressee                       Section 8.5 (b)
Closing                               Section 3.1
Closing Date                          Section 3.1
Conditional Release Agreement         Section 2.5(c) (i)
Confidentiality Agreement             Section 3.3 (d)
Cut-Off Time                          Section 8.2
Damages Payment                       Section 8.6 (a)
Data Room                             Section 8.2
Effective Date                        Section 1.4
Encumbrances                          Section 4.1 (b)
Excepted Claims                       Section 8.9 (b)
Excess Recovery                       Section 8.6 (d)
Existing Bank Debt Amount             Section 2.5 (c) (ii)
Existing Mezzanine Bank Debt Amount   Section 2.5 (c) (iii)
Existing Senior Bank Debt Amount      Section 2.5 (c) (iv)
Group                                 Recitals 3.
Group Shares                          Section 4.1 (a)
Guarantor                             Introduction
Hedge Agreements                      Section 6.4
Holding Account                       Section 6.6 (a)
Holding Account Amount                Section 6.6 (a)
Iranian Assets                        Section 3.2 (b)
Key Employee                          Section 6.1 (b) (xiv)
Leakage                               Section 7.2(a)
Losses                                Section 8.1 (b)

Material Adverse Effect               Section 6.1 (c)
Mezzanine Facilities Agreement        Section 2.5 (d) (v)
Ordinary Course of Business           Section 6.1 (c)
Parties                               Introduction
Party                                 Introduction
Permitted Leakage                     Section 7.2(b)
Projects                              Section 6.1(c)
Purchase Price                        Section 2.1
Purchaser                             Introduction
Related-Party Agreements              Section 6.4
Related Partners                      Section 7.1(b)
Related Persons                       Section 7.2(c)
Seller                                Introduction
Seller Group                          Recitals 4.
Seller Associated Persons             Section 4.3
Senior Facilities Agreement           Section 2.5 (d) (vi)
Share Purchase Documents              Section 10.4 (a)
Shareholder Loans                     Recitals 2.
Shareholder Loan Purchase Price       Section 2.2
Sold Shares                           Recitals 1.
Target                                Recitals 1.
Third Party Claim                     Section 8.5 (b)
Third Party Sum                       Section 8.6 (b)
UK Pension Scheme                     Section 6.6 (a)